Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of New Alternatives Fund, Inc. and to the use of our report dated February 21, 2014 on the financial statements and financial highlights of New Alternatives Fund, Inc. Such financial statements and financial highlights appear in the December 31, 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 28, 2014